Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation on Form S-4 of our report dated March 4, 2013, on our audits of the consolidated financial statements of CFS Bancorp, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, which report is included in the Annual Report on Form 10-K of CFS Bancorp, Inc. for the year ended December 31, 2012. We also consent to the references to our firm under the caption “Experts.”

/s/   BKD, LLP

Indianapolis, Indiana

July 3, 2013